ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

Addison, Texas, November 15, 2010; ULURU Inc. (NYSE AMEX: ULU) today announced its financial results for the third quarter ended September 30, 2010.

For the third quarter of 2010, the Company reported a net loss of $1.2 million, or $0.01 per share, compared with a net loss of $1.5 million, or $0.02 per share, for the same period last year.  For the nine months ended September 30, 2010, the Company reported a net loss of $4.7 million, or $0.06 per share, compared with a net loss of $7.5 million, or $0.11 per share, for the same period last year.  At September 30, 2010, the Company held cash and cash equivalents of $1.3 million, compared with $1.9 million at December 31, 2009.

Commenting on the financial results Kerry P. Gray, President and CEO, stated, “Financial performance is substantially in line with our plan for the quarter.  Revenues from U.S. Altrazeal® sales were below forecasted levels primarily due to a reduction in wholesaler inventory levels, reflecting our ability to supply product immediately on receipt of an order, and reduced hospital patient visits which have returned to normal levels in October.  We continue to closely control our expenses and prioritize our investments to those projects which are expected to yield the highest returns.”

Mr. Gray continued, “Substantial progress has been made on many fronts in the third quarter, including:

•	Execution of a worldwide animal health distribution agreement;
•
Realigning our sales and marketing activities to focus on diabetic foot ulcers, venous ulcers, and geriatric wounds where we have excellent clinical evidence supporting cost effective treatment with Altrazeal®;

•	Advancing the product pipeline, including working to resolve issues with our silver product, planning a clinical study with our collagen product, and finalizing plans for our 0.75 gram line extension;
•	Successfully completing 150 audits, essential to maintaining our CE Mark approval;
•	Expanding and advancing discussions on numerous strategic partnering opportunities;
•	Planning for the launch of multiple products in international markets in early 2011; and
•	Upgrading our independent sales force and substantially expanding the number of representatives.

We believe that the recent progress that has been made will begin to favorably impact our financial results in the fourth quarter, with the major impact being experienced in 2011.”

Operating Results

Revenues
Revenue for the third quarter of 2010 was $62,000, compared to $130,000 for the third quarter of 2009.  The decrease of $68,000 in revenue was due primarily to a decrease of $25,000 in OraDisc™ licensing fees due to an adjustment in revenue amortization and the impact of the divestiture of Zindaclin® technologies in June 2010, which resulted in decreases of $2,000 in licensing and $39,000 in royalties.

Research and Development
Research and development expenses for the third quarter of 2010 were $296,000, including $32,000 in share-based compensation, compared to $376,000, including $31,000 in share-based compensation, for the third quarter of 2009.  The decrease of $80,000 in research and development expenses consisted of decreases in scientific personnel costs of $34,000, regulatory consulting expenses of $11,000, direct research costs of $8,000, and clinical testing expenses for our wound care technologies of $29,000.

Selling, General and Administrative
Selling, general and administrative expenses for the third quarter of 2010 were $666,000, including $26,000 in share-based compensation, compared to $981,000, including $126,000 in share-based compensation, for the third quarter of 2009.  The decrease of approximately $315,000 in selling, general and administrative expenses reflects the Company’s restructured business plan which contributed to a decrease of $164,000 in administrative compensation, lower legal fees of $134,000, lower legal fees related to our patents of $30,000, lower consulting fees of $28,000, a decrease in travel expenses of $15,000, and a decrease of $13,000 in insurance expense.  These expense decreases were partially offset by an increase in director fees of $64,000, a component of share-based compensation.

Other income and Other expenses
Interest and miscellaneous income for the third quarter of 2010 was $4,800 as compared to $6,700 for the third quarter of 2009.  The decrease of $1,900 is attributable to a decrease in interest income due to lower cash balances and interest yields in 2010.

Interest expense for the third quarter of 2010 was $21,000 as compared to $2,000 for the third quarter of 2009.  Interest expense for the third quarter of 2010 consisted of financing costs for our insurance policies and interest costs associated with regulatory fees.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the anticipated benefits of our marketing strategy being realized in the fourth quarter of 2010 and for 2011, the launch of products in early 2011, the hiring of additional sales representatives, and the establishment of future business partnerships.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
REVENUES
License fees	$4,370	$22,979	$150,283	$72,555
Royalty income	23,104	61,727	132,473	204,830
Product sales, net	34,143	39,528	245,725	119,482
Other	---	6,000	---	38,190
Total Revenues	61,617	130,234	528,481	435,057

COSTS AND EXPENSES
Cost of goods sold	6,416	7,785	143,259	22,783
Research and development	295,781	376,191	948,960	2,006,070
Selling, general and administrative	666,205	981,212	2,405,123	5,041,318
Amortization of intangible assets	206,454	272,102	699,252	807,551
Depreciation	79,073	46,424	179,053	126,002
Total Costs and Expenses	1,253,929	1,683,714	4,375,647	8,003,724

OPERATING (LOSS)	(1,192,312)	(1,553,480)	(3,847,166)	(7,568,667)

Other Income (Expense)
Interest and miscellaneous income	4,840	6,676	5,555	42,296
Interest expense	(20,650)	(1,926)	(37,138)	(1,926)
Loss on sale of intangible asset	---	---	(857,839)	---
Loss on sale of equipment	---	---	---	(2,121)
(LOSS) BEFORE INCOME TAXES	(1,208,122)	(1,548,730)	(4,736,588)	(7,530,418)

Income taxes	---	---	---	---
NET (LOSS)	$(1,208,122)	$(1,548,730)	$(4,736,588)	$(7,530,418)

Basic and diluted net (loss) per common share	$(0.01)	$(0.02)	$(0.06)	$(0.11)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	82,084,316	66,038,079	81,346,138	65,723,998

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)

Cash and cash equivalents	$1,320,021	$1,934,177
Current assets	2,904,061	3,544,850
Property and equipment, net	1,452,504	1,631,557
Other assets	5,853,416	8,203,965
Total assets	10,209,981	13,380,372

Current liabilities	1,149,342	929,771
Long term liabilities – deferred revenue	1,461,902	1,272,843
Total liabilities	2,611,244	2,202,614
Total stockholders’ equity	7,598,737	11,177,758